Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
25% INCREASE IN PROVED OIL AND GAS RESERVES AND
27% INCREASE IN FOURTH QUARTER PRODUCTION RATE

FRISCO, TEXAS, February 1, 2010 -- Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that its production in 2009 increased to 65.5 billion cubic feet of natural gas equivalent ("Bcfe") or 179.4 million cubic feet equivalent ("MMcfe") per day.  2009 production increased 9% over 2008's production and was 13% higher than 2008's pro forma production excluding production from properties divested of in 2008.  93% of 2009's production was natural gas and 7% was oil.  Fourth quarter 2009 production of 19.1 Bcfe or 207.5 MMcfe per day increased 27% over production in the fourth quarter of 2008 and was 13% higher than production in the third quarter of 2009.

Comstock also announced that its proved oil and natural gas reserves as of December 31, 2009 were estimated at 682 billion cubic feet ("Bcf") of natural gas and 7.2 million barrels of crude oil or 726 Bcfe, an increase of 25% as compared to total proved reserves as of December 31, 2008 of 582 Bcfe.  Yearend proved reserves were 94% natural gas and 55% were classified as proved developed.  Comstock operates 90% of the proved reserve base.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of the proved reserves (the "PV 10 Value") was approximately $489.1 million, using average first of the month 2009 prices of $3.54 per Mcf for natural gas and $49.60 per barrel for oil.  The PV 10 Value is different than the standardized measure of discounted estimated future net cash flows which is calculated after income taxes.

The proved reserves as of December 31, 2009 are calculated based on new Securities and Exchange Commission ("SEC") guidelines that went into effect for the Company's yearend 2009 oil and gas reserve reporting.  The revisions to the guidelines were intended to modernize and update the rules to align them with current practices and changes in technology.  Changes in the Company's proved reserve estimates compared with the methodology used at the end of 2008 based on the prior SEC rules include:

•
Oil and natural gas prices used to determine proved reserves were based on the simple 12-month average of the first day of the month oil and natural gas prices received by the Company rather than the year-end market prices prescribed by the old method.  Under the old method, commodity prices used to calculate proved reserves would have been $5.29 per Mcf for natural gas and $64.43 per barrel for oil as compared to the significantly lower prices of $3.54 per Mcf and $49.60 per barrel prices determined under the new method.

•
The new guidelines have expanded the definition of proved undeveloped reserves that can be included based on an existing producing well.  The 2009 proved reserves include one additional offsetting undeveloped location for certain of the Company's Haynesville shale producing wells which had the impact of increasing the total proved undeveloped reserves by 31 Bcfe.

•
The new guidelines also limit the inclusion of proved undeveloped reserves to those reserves that are scheduled to be developed within five years, which had an impact of reducing the Company's proved reserves by 49 Bcfe.

Due to the change in guidelines and the particularly low natural gas price used to calculate reserves compared with prior years, the Company believes it would be helpful to also present proved reserves using the December 31, 2009 market prices that would have been used under the old rules.

Oil Price	Natural Gas Price	Oil	Natural Gas	Natural Gas Equivalent	PV 10 Value
($ per bbl)	($ per Mcf)	(MMbbls)	(Bcf)	(Bcfe)	(million $)
$49.60 $64.43	$3.54 $5.29	7.2 7.6	682.4 754.2	725.7 800.0	$489.1 $1,151.9

The following table reflects the changes in the proved reserve estimates since the end of 2008:

	Proved Reserves Using New SEC 2009 Prices	Proved Reserves Using Yearend Market Prices
	(Bcfe)	(Bcfe)

Proved Reserves at December 31, 2008	581.7	581.7
2009 Production	(65.5)	(65.5)
2009 Divestitures	(0.8)	(0.8)
2009 Reserve Additions, Including Revisions	210.3	284.6
Proved Reserves at December 31, 2009	725.7	800.0

2009 Reserve Replacement Ratio (%)	321%	435%
2009 Oil and Gas Expenditures (million $)	$345.4	$345.4
2009 Finding Costs ($ per Mcfe)	$1.64	$1.21

Comstock's successful Haynesville shale drilling program was the primary driver of the growth in production and proved reserves in 2009.  The Haynesville shale program added 325 Bcfe of proved reserves in 2009 out of the 350 Bcfe of total 2009 reserve discoveries.  These additions were offset in part by downward revisions of 140 Bcfe which were primarily attributable to the low average natural gas price used to determine the proved reserves and the exclusion of certain proved undeveloped reserves that are not expected to be drilled within the proscribed five year period required by the new SEC rules.

Comstock has planned a conference call for 9:30 a.m. Central Time on Tuesday, February 9, 2010, to discuss the operational and financial results for the 2009 fourth quarter and full year including the yearend proved reserves estimates.  Investors wishing to participate should visit our website at www.comstockresources.com for a live web cast or dial 1-866-800-8651 (international dial-in use 617-614-2704) and provide access code 91062875 when prompted.  If you are unable to participate in the original conference call, a web replay will be available approximately 24 hours following the completion of the call on Comstock's website at www.comstockresources.com.  The web replay will be available for approximately one week.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.